Exhibit 99.1

PRESS RELEASE

PacWest Bancorp

(NASDAQ: PACW)

Contact:	Matthew P. Wagner Chief Executive Officer 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067	Victor R. Santoro Executive Vice President and CFO 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067

Phone:	310-728-1020	310-728-1021
Fax:	310-201-0498	310-201-0498

FOR IMMEDIATE RELEASE	October 17, 2012

PACWEST BANCORP ANNOUNCES RESULTS

FOR THE THIRD QUARTER OF 2012

Highlights

•                  Net Earnings of $16.1 Million or $0.43 Per Diluted Share

•                  Net Interest Margin at 5.58%; Core Net Interest Margin at 5.32%

•                  Credit Loss Reserve at 2.46% of Net Non-Covered Loans and Leases and 203% of Non-Covered Nonaccrual Loans and Leases

•                  Noninterest-Bearing Deposits at 42% and Core Deposits at 82% of Total Deposits

•                  American Perspective Bank Acquisition Closed on August 1, 2012

•                  Branch Sale Closed on September 21, 2012

Los Angeles, California . . . PacWest Bancorp (Nasdaq: PACW) today announced net earnings for the third quarter of 2012 of $16.1 million, or $0.43 per diluted share, compared to net earnings for the second quarter of 2012 of $15.6 million, or $0.42 per diluted share.

This press release contains certain non-GAAP financial disclosures for tangible common equity; pre-tax earnings before net credit costs, impairment loss on a covered security, debt termination expense, and acquisition and integration costs, which we refer to as “adjusted earnings before income taxes”; and efficiency ratios adjusted to exclude OREO expenses, FDIC loss sharing income, impairment loss on a covered security, acquisition and integration costs, and debt termination expenses.  The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance.  Given the use of tangible common equity amounts and ratios is prevalent among banking regulators, investors and analysts, we disclose our tangible common equity ratio in addition to equity-to-assets ratio.  Also, as analysts and investors view adjusted earnings before income taxes as an indicator of the

Company’s ability to absorb credit losses, we disclose this amount in addition to pre-tax earnings.  We disclose the adjusted efficiency ratio as it shows the trend in recurring overhead-related noninterest expense relative to recurring net revenues. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

The comparability of financial information is affected by our acquisitions.  Operating results include the operations of acquired entities from the dates of acquisition.  The operations of American Perspective Bank (“APB”), Celtic Capital Corporation (“Celtic”) and Pacific Western Equipment Finance (“EQF”) have been included since their respective acquisition dates of August 1, 2012, April 1, 2012, and January 3, 2012.

THIRD QUARTER RESULTS

	Three Months Ended
	September 30,	June 30,
	2012	2012
	(Dollars in thousands, except per share data)
Financial Highlights:
Net earnings	$16,088	$15,557
Diluted earnings per share	$0.43	$0.42
Adjusted earnings before income taxes (1)	$33,437	$30,047
Annualized return on average assets	1.16%	1.16%
Annualized return on average equity	11.16%	11.23%
Net interest margin	5.58%	5.60%
Efficiency ratio	67.6%	64.9%
Adjusted efficiency ratio (2)	56.5%	59.7%

At Quarter End:
Allowance for credit losses to non-covered loans and leases, net of unearned income (3)	2.46%	2.74%
Allowance for credit losses to non-covered nonaccrual loans and leases (3)	203%	148%
Equity to assets ratios:
PacWest Bancorp Consolidated	10.55%	10.63%
Pacific Western Bank	11.97%	12.11%
Tangible common equity ratios:
PacWest Bancorp Consolidated	8.98%	9.28%
Pacific Western Bank	10.42%	10.78%

(1)

Represents pre-tax earnings excluding net credit costs, impairment loss on a covered security, debt termination expense, and acquisition and integration costs. See GAAP to Non-GAAP Reconciliation table.

(2)	Excludes OREO expenses, FDIC loss sharing income, impairment loss on a covered security, acquisition and integration costs, and debt termination expense. See GAAP to Non-GAAP Reconciliation table.
(3)	Non-covered loans exclude loans covered by loss sharing agreements with the FDIC.

The $531,000 increase in net earnings for the linked quarters was due primarily to the combination of the following:

•                  Net interest income increased $2.4 million ($1.4 million after tax), due to the additional interest on loans from the American Perspective Bank (“APB”) acquisition, offset by lower accelerated accretion of purchase discount resulting from covered loan payoffs.

•                  The provision for credit losses on non-covered loans was a negative $2.0 million for the quarter ($1.2 million after tax) compared to a zero provision in the second quarter.

•                  Noninterest income increased $811,000 ($470,000 after tax), due mostly to an other-than-temporary impairment (“OTTI”) loss on a covered security of $1.1 million incurred in the second quarter and not repeated in the third quarter; our portion of the OTTI loss was $223,000 ($129,000 after tax) after the 80% loss coverage by the FDIC.  Contributing to the increase in noninterest income was a net gain of $297,000 ($172,000 after tax) on the sale of 10 branches to Opus Bank.  These items were offset by decreases in gain on sales of leases, FDIC loss sharing income, and service charges on deposit accounts.

•                  Noninterest expense increased $4.1 million ($2.4 million after tax) due mostly to a $3.9 million ($2.3 million after tax) increase in total OREO expense from higher write-downs based on updated appraisals, a $1.2 million ($713,000 after tax) increase in acquisition and integration costs relating to the acquisition of APB, and $718,000 ($416,000 after tax) increase in overhead costs from the APB operations.  Partially offsetting these factors was a decrease in other expense relating to a lawsuit settlement of $595,000 ($345,000 after tax) incurred in the second quarter and not repeated in the third quarter.

Net credit costs on a pre-tax basis are shown in the following table:

	Three Months Ended
	September 30,	June 30,
	2012	2012
	(In thousands)
Negative provision for credit losses on non-covered loans and leases	$(2,000)	$—
Non-covered OREO expense, net	1,883	130
Total non-covered net credit costs	(117)	130

Negative provision for credit losses on covered loans	(141)	(271)
Covered OREO expense, net	4,290	2,130
	4,149	1,859
Less: FDIC loss sharing expense, net, excluding the FDIC share of the OTTI loss	(367)	(994)
Total covered net credit costs	4,516	2,853

Total net credit costs	$4,399	$2,983

The provision for credit losses for the third quarter had two components: a $2.0 million negative provision for non-covered loans and leases and a $141,000 negative provision for covered loans. The third quarter negative non-covered provision for credit losses was based on our allowance methodology which reflected (a) lower historical net charge-off levels, (b) lower nonaccrual and classified loans and leases and (c) the migration of loans and leases into various risk classifications.  During the third quarter, net charge-offs declined by $2.7 million to $1.0 million, nonaccrual loans and leases decreased by $15.8 million to $37.0 million, and classified loans and leases declined by $43.0 million to $96.9 million.  The covered loans negative credit loss provision was driven by increases in expected cash flows on covered loan pools compared to those previously estimated and cash recoveries.

Matt Wagner, Chief Executive Officer, commented, “We had a good third quarter and successfully completed two significant transactions.  The American Perspective Bank acquisition closed on August 1 and we closed the sale of 10 branches on September 21.  The APB acquisition has augmented our earnings and growth potential in the Central Coast market and the branch sale will result in lower overhead of approximately $500,000 per quarter beginning in the fourth quarter.

Mr. Wagner continued, “The economy remains uncertain and loan growth at this point would involve underpricing competitors, in many cases at margins that are not significantly above our securities portfolio yield. We prefer to selectively make or renew quality loans to our good customers at appropriate margins and build relationships rather than focus on attracting customers at low prices. Given our disciplined approach in generating new business, we see short-term loan growth as relatively flat.  Nevertheless, the legacy loan portfolio experienced $8.9 million of organic growth during the third quarter. Our core earnings engine remains very strong and we expect to continue generating solid core income while we evaluate the markets and choose the right time to expand lending more aggressively.”

Vic Santoro, Executive Vice President and Chief Financial Officer, stated, “Our third quarter results were very good, with $33.4 million in adjusted pre-tax earnings, a return on average assets of 1.16% and a return on average equity of over 11%.  Our net interest margin was 5.58%, being positively impacted by a strong loan yield and increasing DDA balances.  Credit quality trends remain positive and core deposit growth continues to be strong, generated both organically and through the APB acquisition.  The combination of these factors, along with our continued focus on controlling noninterest expenses, strengthens our balance sheet and allows us to pursue attractive growth and acquisition opportunities as they arise.”

YEAR TO DATE RESULTS

	Nine Months Ended
	September 30,
	2012	2011
	(Dollars in thousands, except per share data)
Financial Highlights:
Net earnings	$36,909	$36,821
Diluted earnings per share	$1.00	$0.99
Adjusted earnings before income taxes (1)	$94,376	$89,143
Annualized return on average assets	0.90%	0.90%
Annualized return on average equity	8.78%	9.81%
Net interest margin	5.53%	5.35%
Efficiency ratio	76.2%	61.5%
Adjusted efficiency ratio (2)	58.2%	58.9%

(1)

Represents pre-tax earnings excluding net credit costs, impairment loss on a covered security, debt termination expense, and acquisition and integration costs. See GAAP to Non-GAAP Reconciliation table.

(2)	Excludes OREO expenses, FDIC loss sharing income, impairment loss on a covered security, acquisition and integration costs, and debt termination expense. See GAAP to Non-GAAP Reconciliation table.

The net earnings for the nine months ended September 30, 2012 are relatively flat compared to the same period last year.  The 2012 period included $6.1 million of net earnings from our 2012 acquisitions.  Highlights are as follows:

•                  Higher net interest income of $8.0 million ($4.6 million after-tax) attributed mostly to a decrease in interest expense from both lower volume and rate of interest-bearing liabilities.

•                  Lower provision for credit losses of $30.9 million ($17.9 million after tax); the provision on non-covered loans is lower by $25.3 million ($14.7 million after tax) and the provision on covered loans is lower by $5.6 million ($3.2 million after tax).  These declines are due to improving credit quality.

•                  Other credit related costs and loss sharing contract activities reduced net earnings by $12.6 million ($7.3 million after tax); this amount includes lower FDIC loss sharing income of $9.2 million ($5.3 million after tax), higher net covered OREO expense of $3.8 million ($2.2 million after tax), and higher covered OTTI expense of $1.1 million ($647,000 after tax), offset by lower non-covered OREO expense of $1.5 million ($848,000 after tax).

•                  Noninterest income includes $1.8 million ($1.1 million after tax) related to gain on sale of leases and the gain on sale of the 10 branches; there were no such items in 2011.

•                  $22.6 million ($13.1 million after tax) of debt termination expense incurred in the first quarter of 2012 on the repayment of $225 million in fixed-rate term FHLB advances and the early redemption of $18.6 million in trust-preferred securities; there was no such item in 2011.

•                  $3.0 million ($1.7 million after tax) of acquisition and integration costs in 2012 related to the Company’s acquisition activity; there was no such item in 2011.

•                  Excluding debt termination costs, OREO costs, and acquisition and integration costs, noninterest expense increased $3.7 million ($2.1 million after tax) attributed mostly to higher compensation and overhead costs for the acquired operations offset by lower insurance assessments, lower CDI amortization expense, and lower other professional services expense.

•                  Lower tax expense of $1.3 million as the Company’s effective tax rate declined due to higher tax-free interest income and tax credits.

BALANCE SHEET CHANGES

Total assets increased $216.9 million during the third quarter due primarily to the APB acquisition.

At September 30, 2012, gross non-covered loans and leases totaled $3.1 billion and the covered loan portfolio was $567.4 million.  The gross non-covered loan and lease portfolio increased $206.2 million, due mainly to the addition of $197.3 million in loans from the APB acquisition.  When the acquired loans are excluded, organic non-covered loan and lease growth was $8.9 million.  This growth was a combination of new loans and leases and reductions due to (a) a sale of a $17.9 million classified loan at a slight discount and (b) refinancings of existing loans by other lenders.  During the third quarter, our regional presidents reported that loans having balances of $1.0 million or more refinanced by other lenders totaled approximately $77.0 million. We observed that the rates on these takeouts ranged from a low of 3.85% to a high of 5.00% and fixed terms ranged from a low of 5 years to a high of 30 years.  The pricing in the market for new loans continues to be irrational in our view.  The covered loan portfolio declined $41.6 million due to repayments and resolution activities.

Total liabilities increased $198.4 million during the third quarter due to the addition of deposits from the APB acquisition, offset by the deposit decline from the branch sale.  Total deposits increased $196.0 million during the third quarter to $4.8 billion at September 30, 2012.  Core deposits increased $198.7 million during the third quarter due mostly to increases of $134.5 million in noninterest-bearing demand deposits and $87.5 million in money market deposits.  Time deposits decreased $2.7 million during the third quarter to $862.3 million at September 30, 2012. At September 30, 2012, core deposits totaled $3.9 billion, or 82% of total deposits at that date.  Noninterest-bearing demand deposits were $2.0 billion at September 30, 2012 and represented 42% of total deposits at that date.  A summary of the change in deposits during the third quarter follows:

	Total Deposits	Core Deposits	Time Deposits
	(In thousands)
Balance at June 30, 2012	$4,591,329	$3,726,307	$865,022
APB acquisition	219,564	169,989	49,575
Branch sale	(125,222)	(103,183)	(22,039)
Organic growth (1)	101,677	131,894	(30,217)
Balance at September 30, 2012	$4,787,348	$3,925,007	$862,341

(1)	Organic growth in core deposits includes a $120 million noninterest-bearing deposit received at quarter-end. Such funds were withdrawn in October 2012.

SECURITIES AVAILABLE-FOR-SALE

The following table presents the components, yields, and durations related to our securities available-for-sale portfolio as of the date indicated:

	September 30, 2012
	Amortized	Carrying	Book	Duration
Security Type	Cost	Value	Yield	(in years)
	(Dollars in thousands)
Residential mortgage-backed securities:
Government and government-sponsored entity pass through securities	$901,955	$945,581	2.15%	3.7
Government and government-sponsored entity collateralized mortgage obligations	89,320	91,275	0.74%	3.1
Covered private label collateralized mortgage obligations	37,116	45,887	9.48%	3.8
Municipal securities (1)	236,385	247,280	2.96%	6.4
Corporate debt securities	17,049	17,255	5.07%	12.6
Other securities	6,395	9,933	—	—
Total securities available-for-sale (1)	$1,288,220	$1,357,211	2.47%	4.2

(1) The tax equivalent yield was 4.50% and 2.75% for municipal securities and total securities available for sale, respectively.

COVERED ASSETS

As part of the Los Padres and Affinity acquisitions we entered into loss sharing agreements with the FDIC that cover a substantial portion of losses incurred after the acquisition dates on covered loans and other real estate owned, and in the case of the Affinity acquisition, certain investment securities. A summary of covered assets is shown in the following table as of the dates indicated:

	September 30,	June 30,
Covered Assets	2012	2012
	(In thousands)
Loans, net	$567,396	$608,949
Investment securities	45,887	44,053
Other real estate owned, net	26,374	31,090
Total covered assets	$639,657	$684,092

Percentage of total assets	11.5%	12.9%

NET INTEREST INCOME

Net interest income increased by $2.4 million to $70.8 million for the third quarter of 2012 compared to $68.4 million for the second quarter of 2012.  This change was due to a $3.4 million increase in interest income on loans and leases, offset by a $1.2 million decrease in interest income on investment securities.  Interest income on loans and leases increased due to additional interest income from the APB portfolio, offset by lower accelerated accretion of discount resulting from covered loan payoffs.  Interest income on investment securities declined due mainly to the call of $33.8 million in higher yield corporate debt securities in July 2012 and accelerated premium amortization on our government agency and government-sponsored enterprise pass through securities and collateralized mortgage obligations due to increased prepayment speeds in the third quarter.  Interest expense declined $125,000 due mostly to lower time deposit costs despite adding $219.6 million of deposits in the APB acquisition.

Net interest income increased by $8.0 million to $206.9 million during the nine months ended September 30, 2012 compared to $198.9 million for the same period last year. This change was due to a $10.0 million decrease in interest expense and a $1.8 million increase in interest on investment securities, offset by a $3.7 million decrease in loan and lease interest income.  Interest expense on deposits decreased $6.3 million due to lower rates on all interest-bearing deposits and lower average time deposits.  Interest expense on borrowings declined $2.9 million due to lower average borrowings and a lower average rate on such borrowings; we repaid fixed-rate term FHLB advances at the end of the first quarter of 2012 and replaced a portion of those advances with lower cost overnight FHLB advances that were repaid during the third quarter.  Interest expense on subordinated debentures decreased $779,000 due to the March 2012 redemption of $18.6 million in fixed-rate trust preferred securities.  Interest income on investment securities increased $1.8 million due to purchases.  Interest income on loans and leases declined due to lower average loans and leases from repayments and resolution activities, offset partially by a higher yield.  The higher loan and lease yield is attributed to the relatively higher yields earned on the Celtic and EQF loan and lease portfolios which were added in 2012.

NET INTEREST MARGIN

Our net interest margin (“NIM”) for the third quarter of 2012 was 5.58%, a decrease of 2 basis points from the 5.60% reported for the second quarter of 2012.

The NIM is impacted by changes in interest income from accelerated accretion of purchase discounts resulting from covered loan payoffs, nonaccrual loans, early lease payoffs, and amortization of premiums on certain purchased loans.  The effects of such items on the NIM and the calculation of our core NIM are shown in the following table:

			Nine
			Months
	Three Months Ended		Ended
	September 30,	June 30,	September 30,
	2012	2012	2012
Net interest margin as reported	5.58%	5.60%	5.53%
Less:
Accelerated accretion of purchase discounts resulting from covered loan payoffs	0.12%	0.19%	0.15%
Nonaccrual loan interest	0.04%	(0.02)%	0.01%
Equipment Finance lease payoffs	0.10%	0.07%	0.06%
Net premium amortization/other	—	(0.12)%	(0.03)%
Core net interest margin	5.32%	5.48%	5.34%

The yield on average loans and leases increased 16 basis points to 7.44% for the third quarter of 2012 from 7.28% for the second quarter of 2012.  When the effects of accelerated accretion, nonaccrual loan interest, and early lease payoffs and premium amortization are excluded, our core loan and lease yield was 7.07% for the third quarter and 7.12% for the second quarter.

All-in deposit cost declined 2 basis points to 0.27% during the third quarter of 2012 compared to the second quarter of 2012.  The cost of interest-bearing deposits declined 3 basis points to 0.46% due to the lower rate on average time deposits.  The cost of total interest-bearing liabilities declined 2 basis points to 0.59% for the third quarter of 2012.

The NIM for the first nine months of 2012 was 5.53%, an increase of 18 basis points from 5.35% for the same period last year.  The increase was due to lower funding costs and a higher yield on loans and leases, offset by a lower return on the securities portfolio.  When the effects of accelerated accretion, nonaccrual loan interest, and early lease payoffs and premium amortization are excluded, our core NIMs were 5.34% and 5.10% for the nine months ended September 30, 2012 and 2011, respectively.

The yield on average loans and leases increased 39 basis points to 7.34% for the nine months ended September 30, 2012 compared to 6.95% for the same period last year, due mainly to the addition of Celtic’s and EQF’s higher-yielding loan and lease portfolios.  When the effects of accelerated accretion, nonaccrual loan interest, and early lease payoffs and premium amortization are excluded, our core loan and lease yields were 7.07% and 6.63% for the nine months ended September 30, 2012 and 2011, respectively.  All-in deposit cost declined 18 basis points to 0.30% for the first nine months of 2012 compared to the same period last year.  The cost of interest-bearing deposits declined 25 basis points to 0.49% due to lower rates on all interest-bearing deposits and a decline in time deposits.  The cost of total interest-bearing liabilities declined 34 basis points to 0.69% due to the reduction in the cost of interest-bearing deposits and the first quarter of 2012 repayment of $225.0 million in fixed-rate term FHLB advances and the redemption of $18.6 million in fixed-rate trust preferred securities.

NONINTEREST INCOME

Noninterest income increased by $811,000 to $5.7 million for the third quarter of 2012 compared to $4.9 million for the second quarter of 2012.  The change was due to a $1.1 million OTTI loss on one of our covered private label collateralized mortgage obligation (“CMO”) securities incurred in the second quarter and not repeated in the third quarter.  After the 80% loss share on the covered private label CMO, our share of the loss was $223,000.  Additionally, FDIC loss sharing expense is lower by $627,000 when the loss share income related to the OTTI is excluded.  We also recognized in other noninterest income a $297,000 gain on the sale of 10 branches to during the third quarter.  These items were offset by lower gains on sales of leases of $271,000 and lower service charges on deposit accounts of $220,000.

The third quarter includes net FDIC loss sharing expense of $367,000 compared to second quarter net FDIC loss sharing expense of $102,000; such change was due mostly to the second quarter OTTI loss on a covered private label CMO security and higher write-offs of the FDIC loss sharing asset relating to resolution of covered loans at amounts higher than their carrying values, offset by higher covered OREO write-downs during the third quarter.  The reduction in service charges on deposit accounts was attributable primarily to lower analysis charges and NSF fees.

The following table presents the details of FDIC loss sharing income (expense), net for the periods indicated:

	Three Months Ended
	September 30,	June 30,	Increase
	2012	2012	(Decrease)
		(In thousands)
FDIC Loss Sharing Income (Expense), Net:
(Loss) gain on FDIC loss sharing asset (1)	$(593)	$575	$(1,168)
Net amortization	(2,488)	(1,917)	(571)
Loan recoveries shared with FDIC	(640)	(1,246)	606
Net reimbursement from FDIC for covered OREO write-downs and sales	3,350	1,589	1,761
Other-than-temporary impairment loss on covered security	—	892	(892)
Other	4	5	(1)
Total FDIC loss sharing income (expense), net	$(367)	$(102)	$(265)

(1) Includes increases related to covered loan loss provisions and decreases for write-offs for covered loans resolved or expected to be resolved at amounts higher than their carrying value.

Noninterest income declined by $9.4 million to $13.8 million for the nine months ended September 30, 2012 compared to $23.2 million for the same period last year.  The change was due principally to a decrease in net FDIC loss sharing income of $9.2 million, a $1.1 million OTTI loss on one of our covered private label CMO’s, and a $714,000 reduction in service charges on deposit accounts, offset partially by a $1.5 million gain on sale of leases attributable to EQF.  FDIC loss sharing income, net, decreased due mainly to lower provisions for credit losses on covered loans, increased write-offs of the FDIC loss sharing asset relating to resolution of covered loans at amounts higher than their carrying values, and higher amortization of the FDIC loss sharing asset, offset partially by higher covered OREO write-downs.

NONINTEREST EXPENSE

Noninterest expense increased by $4.1 million to $51.7 million during the third quarter of 2012 compared to $47.6 million for the second quarter of 2012.  Noninterest expense for APB’s operations totaled $718,000 since the August 1, 2012 acquisition date.  Covered OREO expense increased $2.2 million due to higher write-downs of $2.5 million offset by higher gains on sales of $309,000.  Non-covered OREO expense increased $1.8 million due to $2.5 million in higher write-downs offset by higher gains on sales of $709,000.  Acquisition and integration costs increased $1.2 million due to the APB acquisition.  Such costs include severance, systems conversion and professional fees, and accruals for the closures of Pacific Western Bank offices at the time of the APB acquisition.  Partially offsetting these items was a decrease in other expense relating to a lawsuit settlement of $595,000 incurred in the second quarter; there was no similar expense in the third quarter.

Noninterest expense includes (a) amortization of time-based restricted stock, which is included in compensation, and (b) intangible asset amortization.  Amortization of restricted stock totaled $1.4 million and $1.3 million for the third and second quarters of 2012, respectively.  Intangible asset amortization totaled $1.7 million for each of the third and second quarters of 2012.

Noninterest expense increased by $31.6 million to $168.1 million during the nine months ended September 30, 2012 compared to $136.5 million for the same period last year.  The increase was due mostly to $22.6 million in debt termination expense incurred in the first quarter of 2012 for the early repayments of FHLB advances and trust preferred securities.  No such expense was incurred in the prior year period.  Excluding the debt termination expense, noninterest expense increased $9.0 million.  Noninterest expense for APB, Celtic and EQF totaled $10.2 million since their acquisition dates, and the increase in acquisition and integration costs totaled $3.0 million.  Covered OREO expense increased $3.8 million due mostly to lower gains on sales of $4.9 million offset by lower write-downs of $909,000.  The majority of the other expense categories declined.  The following items are net of the impact of acquisition activity.  Intangible asset amortization declined $1.8 million due to certain intangibles being fully amortized.  Insurance and assessments decreased $1.6 million due to the revised deposit insurance assessment formula.  Non-covered OREO expense decreased $1.5 million due to higher gains on sales of $1.2 million and lower write-downs of $536,000.  Other professional services declined $1.2 million due to lower legal fees for litigation and loans and to lower fees for our outsourced internal audit function.

Amortization of restricted stock totaled $4.3 million and $6.2 million for the nine months ended September 30, 2012 and 2011, respectively.  Intangible asset amortization totaled $5.2 million and $6.6 million for the same year-to-date periods, respectively.

CREDIT QUALITY

	September 30,	June 30,	September 30,
	2012	2012	2011
	(Dollars in thousands)
Non-Covered Credit Quality Metrics:
Allowance for credit losses	$75,012	$78,031	$96,535
Nonaccrual loans and leases	36,985	52,763	59,968
Classified loans and leases (1)	96,898	139,910	177,745
Performing restructured loans	112,834	103,815	86,406
Net charge-offs (for the quarter)	1,019	3,706	6,017
Allowance for credit losses to loans and leases, net of unearned income	2.46%	2.74%	3.34%
Allowance for credit losses to nonaccrual loans and leases	203%	148%	161%
Nonperforming assets to loans and leases, net of unearned income, and other real estate owned	2.41%	3.27%	3.68%

(1) Classified loans and leases are those with a credit risk rating of substandard or doubtful.

Our non-covered loans and leases include $341.2 million in loans and leases acquired in our 2012 acquisitions and that were initially recorded at their estimated fair values.  Only $350,000 of our allowance for credit losses applies to such loans and leases because the fair value amounts at which they were initially recorded included an estimate of their credit loss.  When these loans and leases are excluded from the total of non-covered loans and leases, the coverage ratio of our allowance for credit losses increases to 2.76% at September 30, 2012.  The comparable ratio at June 30, 2012 was 2.91%.

Credit Loss Provisions

The Company recorded a negative provision for credit losses of $2.1 million in the third quarter of 2012 compared to a negative provision for credit losses of $271,000 in the second quarter of 2012.  The provision in the third quarter was composed of a $2.0 million negative provision for credit losses on non-covered loans and leases and a $141,000 negative provision for credit losses on covered loans. The negative provision in the second quarter was composed solely of a $271,000 negative provision for credit losses on covered loans.

The provision level on the non-covered portfolio is generated by our allowance methodology and reflects net charge-offs, the levels of nonaccrual and classified loans and leases, the migration of loans and leases into various risk classifications, and the level of outstanding loans and leases.  The provision or negative provision for credit losses on the covered loans increases or decreases the covered loan allowance for credit losses and results from decreases or increases in expected cash flows on covered loans compared to those previously estimated.

Non-covered Nonaccrual Loans and Other Real Estate Owned

Non-covered nonperforming assets include non-covered nonaccrual loans and leases and non-covered OREO and totaled $74.3 million at September 30, 2012 compared to $94.5 million at June 30, 2012.  The ratio of non-covered nonperforming assets to non-covered loans and leases and non-covered OREO decreased to 2.41% at September 30, 2012 from 3.27% at June 30, 2012.

The following table presents our non-covered nonaccrual loans and leases and accruing loans and leases past due between 30 and 89 days by portfolio segment and class as of the dates indicated:

	Nonaccrual Loans and Leases (1)				Accruing and
	September 30, 2012		June 30, 2012		30 - 89 Days Past Due (1)
		% of		% of	September 30,	June 30,
		Loan		Loan	2012	2012
	Balance	Category	Balance	Category	Balance	Balance
	(Dollars in thousands)
Real estate mortgage:
Hospitality	$6,993	5.9%	$13,279	9.6%	$—	$—
SBA 504	1,330	2.4%	1,873	3.3%	2,926	2,948
Other	9,031	0.5%	14,548	0.9%	—	2,495
Total real estate mortgage	17,354	0.9%	29,700	1.6%	2,926	5,443
Real estate construction:
Residential	1,063	2.5%	1,069	3.4%	—	—
Commercial	3,885	3.5%	4,453	4.6%	1,301	—
Total real estate construction	4,948	3.2%	5,522	4.3%	1,301	—
Commercial:
Collateralized	7,180	1.7%	7,258	2.0%	12	310
Unsecured	2,055	2.4%	2,554	3.4%	—	—
Asset-based	176	0.1%	176	0.1%	—	—
SBA 7(a)	4,433	17.0%	6,830	26.2%	210	404
Total commercial	13,844	1.8%	16,818	2.4%	222	714
Leases	420	0.3%	244	0.2%	—	148
Consumer	419	2.0%	479	2.8%	23	216
Total non-covered loans and leases	$36,985	1.2%	$52,763	1.9%	$4,472	$6,521

(1) Excludes covered loans.

The $15.8 million decrease in non-covered nonaccrual loans and leases during the third quarter was attributable to (a) additions of $5.5 million, (b) foreclosures of $1.7 million, (c) other reductions, payoffs and returns to accrual status of $17.7 million, and (d) charge-offs of $1.9 million.

Below is a summary of the ten largest lending relationships on nonaccrual status, excluding SBA-related loans, as of the date indicated:

Nonaccrual
Amount
September 30,
2012	Description
(In thousands)

$6,993	Two loans, each secured by a hotel in San Diego County, California. The borrower is paying according to the restructured terms of each loan. (1)

3,057	This loan is unsecured. The borrower is paying according to the restructured terms of the loan. (1)

2,388	This loan is secured by a strip retail center in Riverside County, California. The borrower is paying according to the restructured terms of the loan. (1)

2,106	This loan is secured by two industrial buildings in San Diego County, California.

1,811	This loan is unsecured and has a specific reserve for 96% of the balance. The borrower is paying according to the restructured terms of the loan. (1)

1,635

Three loans, two of which are secured by apartment buildings in San Diego County, California; and one of which is secured by an office building in San Diego County, California. One of the loans secured by an apartment building was repaid early in the 4th quarter. The borrrower is paying according to the original terms of the loans.

1,241	This loan is secured by three industrial buildings in Riverside County, California. The borrower is paying according to the original terms of the loan. (1)

1,005	This loan is secured by a multi-tenant industrial building in Riverside County, California. The borrower is not paying currently. (1)

984	This loan is unsecured and has a specific reserve for 100% of the balance. The borrower is not paying currently.(1)

931	This loan is secured by a medical-related office building in Los Angeles County, California. The borrower is paying according to the restructured terms of the loan. (1)

$22,151	Total

(1) On nonaccrual status at June 30, 2012

The following table presents the details of non-covered and covered OREO as of the dates indicated:

	September 30, 2012		June 30, 2012
	Non-Covered	Covered	Non-Covered	Covered
Property Type	OREO	OREO	OREO	OREO
	(In thousands)
Commercial real estate	$9,962	$18,500	$17,630	$17,896
Construction and land development	25,633	6,807	24,112	10,011
Multi-family	—	939	—	—
Single family residences	1,738	128	—	3,183
Total OREO, net	$37,333	$26,374	$41,742	$31,090

The following table presents non-covered and covered OREO activity for the period indicated:

	Three Months Ended
	September 30, 2012
	Non-Covered	Covered	Total
	OREO	OREO	OREO
	(In thousands)
Beginning of period	$41,742	$31,090	$72,832
Addition from the APB acquisition	1,561	—	1,561
Foreclosures	1,700	10,823	12,523
Payments to third parties (1)	176	—	176
Provision for losses	(2,566)	(5,214)	(7,780)
Reductions related to sales	(5,280)	(10,325)	(15,605)
End of period	$37,333	$26,374	$63,707

Net gain on sale	$1,037	$1,026	$2,063

(1) Represents amounts due to participants and for guarantees, property taxes or any other prior lien positions.

REGULATORY CAPITAL MEASURES ARE ABOVE THE WELL-CAPITALIZED MINIMUMS

PacWest and its wholly-owned banking subsidiary, Pacific Western Bank, each remained well capitalized as of the date indicated as shown in the following table:

	September 30, 2012
	Well	Pacific	PacWest
	Capitalized	Western	Bancorp
	Requirement	Bank	Consolidated
Tier 1 leverage capital ratio	5.00%	9.64%	10.26%
Tier 1 risk-based capital ratio	6.00%	14.25%	14.91%
Total risk-based capital ratio	10.00%	15.52%	16.18%
Tangible common equity ratio	N/A	10.42%	8.98%

AMERICAN PERSPECTIVE BANK ACQUISITION

On August 1, 2012, Pacific Western Bank completed the acquisition of American Perspective Bank (“APB”) and acquired all of the outstanding common stock and restricted stock of APB for $58.1 million in cash, or $13.00 per share for each share of common stock of American Perspective.  APB had two operating branches located in San Luis Obispo and Santa Maria, California, and a loan production office located in Paso Robles, California.  Immediately following the completion of the acquisition, APB was merged with and into Pacific Western Bank.

SALE OF BRANCHES

On September 21, 2012, Pacific Western Bank completed the sale of 10 branches to Opus Bank. The branches are located in Los Angeles, San Bernardino, Riverside, and San Diego Counties. The transaction resulted in the transfer of deposits to Opus Bank in exchange for a blended deposit premium of 2.5% applied to the deposit balances transferred at closing.  The deposits of the offices sold totaled $125.2 million.  Although certain other immaterial assets related to the branches were included in the transaction, no loans were transferred.  The annual cost savings, representing noninterest expense less noninterest income, are estimated to be $2.0 million after tax.

ABOUT PACWEST BANCORP

PacWest Bancorp (“PacWest”) is a bank holding company with $5.5 billion in assets as of September 30, 2012, with one wholly-owned banking subsidiary, Pacific Western Bank (“Pacific Western”). Through 66 full-service community banking branches, Pacific Western provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses. Pacific Western’s branches are located throughout California in Los Angeles, Orange, Riverside, San Bernardino, Santa Barbara, San Diego, San Francisco, San Luis Obispo, San Mateo and Ventura Counties.  Through its subsidiaries, BFI Business Finance and Celtic Capital Corporation, and its divisions First Community Financial and Pacific Western Equipment Finance, Pacific Western also provides working capital financing and equipment leasing to growing companies located throughout the United States, with a focus on the Southwestern U.S., primarily in Arizona, California, Utah and Texas. Additional information regarding PacWest Bancorp is available on the Internet at www.pacwestbancorp.com.  Information regarding Pacific Western Bank is also available on the Internet at www.pacificwesternbank.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about PacWest that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: failure to obtain regulatory or other required approvals; an inability to achieve expected cost savings in the amounts or timeframes discussed if at all, or the costs associated with the transaction or the time needed to complete the transaction being greater than expected;  lower than expected revenues; credit quality deterioration or a reduction in real estate values could cause an increase in the allowance for credit losses and a reduction in net earnings; increased competitive pressure among depository institutions; the Company’s ability to complete future acquisitions, successfully integrate such acquired entities, or achieve expected beneficial synergies and/or operating efficiencies within expected time-frames or at all; settlements with the FDIC related to our loss-sharing arrangements from the Los Padres Bank and Affinity Bank acquisitions; the possibility that personnel changes will not proceed as planned; the cost of additional capital is more than expected; a change in the interest rate environment reduces net interest margins; asset/liability repricing risks and liquidity risks; pending legal matters may take longer or cost more to resolve or may be resolved adversely to the Company; general economic conditions, either nationally or in the market areas in which the Company does or anticipates doing business, are less favorable than expected; environmental conditions, including natural disasters, may disrupt our business, impede our operations, negatively impact the values of collateral securing the Company’s loans and leases or impair the ability of our borrowers to support their debt obligations; the economic and regulatory effects of the continuing war on terrorism and other events of war, including the conflicts in the Middle East; legislative or regulatory requirements or changes adversely affecting the Company’s business; changes in the securities markets; regulatory approvals for any capital activities cannot be obtained on the terms expected or on the anticipated schedule; and, other risks that are described in PacWest’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, PacWest’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. PacWest assumes no obligation to update such forward-looking statements.

For a more complete discussion of risks and uncertainties, investors and security holders are urged to read PacWest Bancorp’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by PacWest with the SEC.  The documents filed by PacWest with the SEC may be obtained at PacWest Bancorp’s website at www.pacwestbancorp.com or at the SEC’s website at www.sec.gov.  These documents may also be obtained free of charge from PacWest by directing a request to: PacWest Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.

PACWEST BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	June 30,	December 31,
	2012	2012	2011
	(In thousands, except per share and share data)
ASSETS
Cash and due from banks	$89,370	$97,499	$92,342
Interest-earning deposits in financial institutions	71,036	25,970	203,275
Total cash and cash equivalents	160,406	123,469	295,617

Non-covered securities available-for-sale	1,311,324	1,307,648	1,281,209
Covered securities available-for-sale	45,887	44,053	45,149
Total securities available-for-sale, at estimated fair value	1,357,211	1,351,701	1,326,358
Federal Home Loan Bank stock, at cost	40,923	41,736	46,106
Total investment securities	1,398,134	1,393,437	1,372,464

Non-covered loans and leases, net of unearned income	3,050,891	2,844,291	2,807,713
Allowance for loan and lease losses	(69,142)	(72,061)	(85,313)
Total non-covered loans and leases, net	2,981,749	2,772,230	2,722,400
Covered loans, net	567,396	608,949	703,023
Total loans and leases, net	3,549,145	3,381,179	3,425,423

Non-covered other real estate owned, net	37,333	41,742	48,412
Covered other real estate owned, net	26,374	31,090	33,506
Total other real estate owned, net	63,707	72,832	81,918

Premises and equipment, net	18,064	21,565	23,068
FDIC loss sharing asset	72,640	76,401	95,187
Cash surrender value of life insurance	67,900	67,595	67,469
Goodwill	79,592	62,008	39,141
Core deposit and customer relationship intangibles	15,899	16,943	17,415
Other assets	113,015	106,193	110,535
Total assets	$5,538,502	$5,321,622	$5,528,237

LIABILITIES
Noninterest-bearing demand deposits	$2,006,996	$1,872,459	$1,685,799
Interest-bearing deposits	2,780,352	2,718,870	2,891,654
Total deposits	4,787,348	4,591,329	4,577,453
Borrowings	17,996	15,546	225,000
Subordinated debentures	108,250	108,250	129,271
Accrued interest payable and other liabilities	40,822	40,849	50,310
Total liabilities	4,954,416	4,755,974	4,982,034
STOCKHOLDERS’ EQUITY (1)	584,086	565,648	546,203
Total liabilities and stockholders’ equity	$5,538,502	$5,321,622	$5,528,237

(1) Includes net unrealized gain on securities available-for-sale, net	$40,015	$32,494	$22,803

Tangible book value per share	$13.06	$13.01	$13.14
Book value per share	$15.61	$15.12	$14.66

Shares outstanding (includes unvested restricted shares of 1,718,019 at September 30, 2012; 1,703,936 at June 30, 2012; and 1,675,730 at December 31, 2011)	37,420,025	37,402,293	37,254,318

PACWEST BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2012	2012	2011	2012	2011
	(In thousands, except per share data)
Interest income:
Loans and leases	$66,711	$63,312	$63,347	$194,775	$198,459
Investment securities	8,346	9,558	9,077	27,484	25,678
Deposits in financial institutions	66	20	94	154	234
Total interest income	75,123	72,890	72,518	222,413	224,371

Interest expense:
Deposits	3,292	3,336	5,072	10,232	16,546
Borrowings	210	293	1,782	2,428	5,289
Subordinated debentures	850	848	1,223	2,889	3,668
Total interest expense	4,352	4,477	8,077	15,549	25,503

Net interest income	70,771	68,413	64,441	206,864	198,868

Provision for credit losses:
Non-covered loans and leases	(2,000)	—	—	(12,000)	13,300
Covered loans	(141)	(271)	348	3,514	9,148
Total provision for credit losses	(2,141)	(271)	348	(8,486)	22,448

Net interest income after provision for credit losses	72,912	68,684	64,093	215,350	176,420

Noninterest income:
Service charges on deposit accounts	3,108	3,328	3,545	9,789	10,503
Other commissions and fees	2,123	2,095	2,052	6,101	5,752
Gain on sale of leases	132	403	—	1,525	—
Other-than-temporary impairment loss on covered security	—	(1,115)	—	(1,115)	—
Increase in cash surrender value of life insurance	304	295	359	964	1,106
FDIC loss sharing income (expense), net	(367)	(102)	963	(4,048)	5,109
Other income	382	(33)	224	599	702
Total noninterest income	5,682	4,871	7,143	13,815	23,172

Noninterest expense:
Compensation	23,812	23,699	21,557	71,698	65,203
Occupancy	6,964	7,088	7,423	21,340	21,548
Data processing	2,310	2,258	2,228	6,848	6,832
Other professional services	2,019	2,378	2,239	6,167	7,040
Business development	635	581	548	1,854	1,712
Communications	652	626	678	1,886	2,371
Insurance and assessments	1,398	1,323	1,641	4,014	5,581
Non-covered other real estate owned, net	1,883	130	2,293	3,834	5,296
Covered other real estate owned, net	4,290	2,130	4,813	7,242	3,440
Intangible asset amortization	1,678	1,737	1,977	5,150	6,592
Acquisition and integration costs	2,101	871	—	2,997	—
Debt termination	—	—	—	22,598	—
Other expenses	3,915	4,764	3,190	12,509	10,909
Total noninterest expense	51,657	47,585	48,587	168,137	136,524

Earnings before income taxes	26,937	25,970	22,649	61,028	63,068
Income tax expense	(10,849)	(10,413)	(9,345)	(24,119)	(26,247)
Net earnings	$16,088	$15,557	$13,304	$36,909	$36,821

Basic and diluted earnings per share	$0.43	$0.42	$0.36	$1.00	$0.99

PACWEST BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEETS AND YIELD ANALYSIS

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2012	2012	2011	2012	2011
	(Dollars in Thousands)
Average Assets:
Loans and leases, net of unearned income	$3,565,637	$3,499,056	$3,656,184	$3,542,571	$3,820,036
Investment securities	1,377,016	1,390,080	1,168,822	1,376,722	1,030,416
Interest-earning deposits in financial institutions	101,491	28,478	142,691	77,928	119,698
Federal funds sold	—	10	—	3	—
Average interest-earning assets	5,044,144	4,917,624	4,967,697	4,997,224	4,970,150
Other assets	478,428	463,962	486,276	471,216	502,435
Average total assets	$5,522,572	$5,381,586	$5,453,973	$5,468,440	$5,472,585

Average liabilities:
Interest checking deposits	$522,551	$514,969	$489,988	$516,924	$491,942
Money market deposits	1,248,723	1,172,050	1,222,787	1,206,820	1,226,840
Savings deposits	160,843	160,937	154,922	160,912	148,552
Time deposits	885,181	889,705	1,049,805	905,721	1,102,865
Average interest-bearing deposits	2,817,298	2,737,661	2,917,502	2,790,377	2,970,199
Borrowings	22,700	113,233	225,022	124,863	225,722
Subordinated debentures	108,250	108,250	129,395	113,279	129,469
Average interest-bearing liabilities	2,948,248	2,959,144	3,271,919	3,028,519	3,325,390
Noninterest-bearing demand deposits	1,956,929	1,824,278	1,616,012	1,833,855	1,602,518
Other liabilities	43,786	40,984	43,983	44,829	43,057
Average total liabilities	4,948,963	4,824,406	4,931,914	4,907,203	4,970,965
Average stockholders’ equity	573,609	557,180	522,059	561,237	501,620
Average liabilities and stockholders’ equity	$5,522,572	$5,381,586	$5,453,973	$5,468,440	$5,472,585

Average deposits	$4,774,227	$4,561,939	$4,533,514	$4,624,232	$4,572,717

Yield on:
Average loans and leases	7.44%	7.28%	6.87%	7.34%	6.95%
Average investment securities	2.41%	2.77%	3.08%	2.67%	3.33%
Average interest-earning deposits	0.26%	0.28%	0.26%	0.26%	0.26%
Average interest-earning assets	5.92%	5.96%	5.79%	5.95%	6.04%

Cost of:
Average deposits/all-in deposit cost (1)	0.27%	0.29%	0.44%	0.30%	0.48%
Average interest-bearing deposits	0.46%	0.49%	0.69%	0.49%	0.74%
Average borrowings	3.68%	1.04%	3.14%	2.60%	3.13%
Average subordinated debentures	3.12%	3.15%	3.75%	3.41%	3.79%
Average interest-bearing liabilities	0.59%	0.61%	0.98%	0.69%	1.03%

Net interest rate spread (2)	5.33%	5.35%	4.81%	5.26%	5.01%
Net interest margin (3)	5.58%	5.60%	5.15%	5.53%	5.35%

(1) Cost of average deposits/all-in deposit cost is calculated as annualized interest expense on deposits divided by average deposits.

(2) Net interest rate spread is calculated as the yield on average interest-earning assets less the cost of average interest-bearing liabilities.

(3) Net interest margin is calculated as annualized net interest income divided by average interest-earning assets.

PACWEST BANCORP AND SUBSIDIARIES

LOAN CONCENTRATION

(Unaudited)

	September 30, 2012
	Total Loans		Non-Covered Loans		Covered Loans
		% of		% of		% of
	Amount	Total	Amount	Total	Amount	Total
	(Dollars in thousands)
Real estate mortgage:
Hospitality	$121,092	3%	$118,189	4%	$2,903	0%
SBA 504	55,083	1%	55,083	2%	—	—
Other	2,359,139	64%	1,755,618	57%	603,521	93%
Total real estate mortgage	2,535,314	68%	1,928,890	63%	606,424	93%
Real estate construction:
Residential	49,844	1%	42,752	1%	7,092	1%
Commercial	129,499	4%	109,996	4%	19,503	3%
Total real estate construction	179,343	5%	152,748	5%	26,595	4%

Total real estate loans	2,714,657	73%	2,081,638	68%	633,019	97%

Commercial:
Collateralized	449,245	12%	433,030	14%	16,215	3%
Unsecured	88,020	2%	87,335	3%	685	0%
Asset-based	226,401	6%	226,401	7%	—	—
SBA 7(a)	26,002	1%	26,002	1%	—	—
Total commercial	789,668	21%	772,768	25%	16,900	3%
Leases (1)	161,934	4%	161,934	5%	—	—
Consumer	21,233	1%	20,615	1%	618	0%
Foreign	16,126	1%	16,126	1%	—	—
Total gross loans	$3,703,618	100%	3,053,081	100%	650,537	100%
Less:
Unearned income			(2,190)		—
Discount			—		(52,437)
Allowance			(69,142)		(30,704)
Total net loans			$2,981,749		$567,396

(1) Excludes leases in process of $15.1 million.

PACWEST BANCORP AND SUBSIDIARIES

NON-COVERED LOAN CONCENTRATION

REAL ESTATE MORTGAGE LOANS

(Unaudited)

	September 30, 2012		June 30, 2012		December 31, 2011
		% of		% of		% of
Loan Category	Amount	Total	Amount	Total	Amount	Total
	(Dollars in thousands)
Commercial real estate mortgage:
Industrial/warehouse	$329,287	17.1%	$344,380	18.8%	$367,494	18.5%
Retail	255,669	13.3%	253,201	13.8%	286,691	14.5%
Office buildings	284,920	14.8%	257,703	14.1%	290,074	14.6%
Owner-occupied	196,812	10.2%	204,179	11.2%	226,307	11.4%
Hotel	118,189	6.1%	137,621	7.5%	144,402	7.3%
Healthcare	113,827	5.9%	117,418	6.4%	131,625	6.7%
Mixed use	47,404	2.5%	48,915	2.7%	53,855	2.7%
Gas station	28,563	1.5%	30,328	1.7%	33,715	1.7%
Self storage	19,489	1.0%	19,602	1.1%	23,148	1.2%
Restaurant	16,651	0.9%	16,795	0.9%	22,549	1.1%
Land acquisition/development	21,988	1.1%	22,051	1.2%	14,015	0.7%
Unimproved land	11,089	0.6%	11,516	0.6%	1,369	0.1%
Other	278,475	14.3%	190,761	10.4%	206,504	10.4%
Total commercial real estate mortgage	1,722,363	89.3%	1,654,470	90.4%	1,801,748	90.9%

Residential real estate mortgage:
Multi-family	86,190	4.5%	93,586	5.1%	93,866	4.7%
Single family owner-occupied	37,700	2.0%	39,483	2.2%	32,209	1.6%
Single family nonowner-occupied	7,165	0.4%	8,862	0.5%	19,341	1.0%
HELOCs	47,966	2.5%	32,376	1.8%	35,300	1.8%
Other	27,506	1.3%	—	—	—	—
Total residential real estate mortgage	206,527	10.7%	174,307	9.6%	180,716	9.1%

Total gross non-covered real estate mortgage loans	$1,928,890	100.0%	$1,828,777	100.0%	$1,982,464	100.0%

PACWEST BANCORP AND SUBSIDIARIES

COVERED LOAN CONCENTRATION

REAL ESTATE MORTGAGE LOANS

(Unaudited)

	September 30, 2012		June 30, 2012		December 31, 2011
		% of		% of		% of
Loan Category	Amount	Total	Amount	Total	Amount	Total
	(Dollars in thousands)
Commercial real estate mortgage:
Industrial/warehouse	$26,510	4.4%	$27,580	4.2%	$33,755	4.6%
Retail	94,437	15.5%	99,947	15.4%	113,289	15.4%
Office buildings	66,657	11.0%	68,781	10.6%	77,767	10.6%
Owner-occupied	20,164	3.3%	20,323	3.1%	24,837	3.4%
Hotel	2,903	0.5%	2,916	0.4%	2,944	0.4%
Healthcare	14,350	2.4%	14,546	2.2%	16,851	2.3%
Mixed use	5,728	0.9%	6,951	1.1%	7,733	1.1%
Gas station	5,141	0.8%	5,941	0.9%	6,001	0.8%
Self storage	50,110	8.3%	53,187	8.2%	52,793	7.2%
Restaurant	1,723	0.3%	1,764	0.3%	2,532	0.3%
Unimproved land	966	0.2%	1,734	0.3%	1,752	0.2%
Other	13,803	2.3%	13,886	2.1%	14,887	2.0%
Total commercial real estate mortgage	302,492	49.9%	317,556	48.8%	355,141	48.3%

Residential real estate mortgage:
Multi-family	191,736	31.6%	215,759	33.1%	250,633	34.0%
Single family owner-occupied	80,360	13.3%	85,212	13.1%	95,248	12.9%
Single family nonowner-occupied	23,266	3.8%	23,911	3.7%	25,624	3.5%
Mixed use	2,858	0.5%	2,879	0.4%	2,918	0.4%
HELOCs	5,712	0.9%	5,680	0.9%	6,794	0.9%
Total residential real estate mortgage	303,932	50.1%	333,441	51.2%	381,217	51.7%

Total gross covered real estate mortgage loans	$606,424	100.0%	$650,997	100.0%	$736,358	100.0%

PACWEST BANCORP AND SUBSIDIARIES

NON-COVERED LOAN CONCENTRATION TREND

(Unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
Loan Segment	2012	2012	2012	2011	2011
	(In thousands)
Real estate mortgage	$1,928,890	$1,828,777	$1,896,052	$1,982,464	$2,031,893
Real estate construction	152,748	129,107	118,304	113,059	152,411
Commercial	772,768	701,044	665,441	671,939	671,963
Leases (1)	161,934	153,793	153,845	—	—
Consumer	20,615	17,151	15,826	23,711	20,621
Foreign:
Commercial	14,679	15,507	16,747	19,531	19,532
Other, including real estate	1,447	1,510	2,005	1,401	1,400
Total gross non-covered loans and leases	$3,053,081	$2,846,889	$2,868,220	$2,812,105	$2,897,820

(1)        Does not include leases in process of $15.1 million, $12.3 million and $13.8 million at September 30, 2012, June 30, 2012 and March 31, 2012.

PACWEST BANCORP AND SUBSIDIARIES

COVERED LOAN CONCENTRATION TREND

(Unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011	2011
	(In thousands)
Real estate mortgage	$606,424	$650,997	$699,653	$736,358	$788,253
Real estate construction	26,595	32,125	41,191	46,918	55,464
Commercial	16,900	18,954	20,889	25,610	26,729
Consumer	618	659	686	735	824
Total gross covered loans	650,537	702,735	762,419	809,621	871,270
Less: discount	(52,437)	(62,323)	(66,312)	(75,323)	(80,920)
Less: allowance for loan losses	(30,704)	(31,463)	(35,810)	(31,275)	(29,291)
Total covered loans, net	$567,396	$608,949	$660,297	$703,023	$761,059

PACWEST BANCORP AND SUBSIDIARIES

NON-COVERED NONCLASSIFIED AND CLASSIFIED LOANS AND LEASES

(Unaudited)

	September 30, 2012
	Nonclassified	Classified	Total
	(In thousands)
Real estate mortgage:
Hospitality	$105,417	$12,772	$118,189
SBA 504	48,971	6,112	55,083
Other	1,715,968	39,650	1,755,618
Total real estate mortgage	1,870,356	58,534	1,928,890
Real estate construction:
Residential	39,774	2,978	42,752
Commercial	102,098	7,898	109,996
Total real estate construction	141,872	10,876	152,748
Commercial:
Collateralized	417,379	15,651	433,030
Unsecured	84,374	2,961	87,335
Asset-based	225,700	701	226,401
SBA 7(a)	19,117	6,885	26,002
Total commercial	746,570	26,198	772,768
Leases	161,514	420	161,934
Consumer	19,745	870	20,615
Foreign	16,126	—	16,126
Total non-covered loans and leases	$2,956,183	$96,898	$3,053,081

	June 30, 2012
	Nonclassified	Classified	Total
	(In thousands)
Real estate mortgage:
Hospitality	$118,534	$19,087	$137,621
SBA 504	50,041	6,684	56,725
Other	1,577,843	56,588	1,634,431
Total real estate mortgage	1,746,418	82,359	1,828,777
Real estate construction:
Residential	28,365	2,888	31,253
Commercial	78,869	18,985	97,854
Total real estate construction	107,234	21,873	129,107
Commercial:
Collateralized	354,370	16,487	370,857
Unsecured	73,142	2,902	76,044
Asset-based	226,278	1,801	228,079
SBA 7(a)	16,175	9,889	26,064
Total commercial	669,965	31,079	701,044
Leases	150,124	3,669	153,793
Consumer	16,221	930	17,151
Foreign	17,017	—	17,017
Total non-covered loans	$2,706,979	$139,910	$2,846,889

Note:       Nonclassified loans and leases are those with a credit risk rating of either pass or special mention, while classified loans and leases are those with a credit risk rating of either substandard or doubtful.

PACWEST BANCORP AND SUBSIDIARIES

ALLOWANCE FOR CREDIT LOSSES ROLLFORWARD

AND NET CHARGE-OFF RATIOS FOR

NON-COVERED LOANS AND LEASES (1)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2012	2012	2011	2012	2011
	(Dollars in thousands)
Allowance for credit losses, beginning of period	$78,031	$81,737	$102,552	$93,783	$104,328
Loans charged-off:
Real estate mortgage	(1,118)	(2,583)	(4,293)	(5,891)	(9,859)
Real estate construction	(492)	—	—	(492)	(5,838)
Commercial	(492)	(1,352)	(2,237)	(2,715)	(7,967)
Consumer	(25)	(34)	(54)	(258)	(1,379)
Total loans charged off	(2,127)	(3,969)	(6,584)	(9,356)	(25,043)
Recoveries on loans charged-off:
Real estate mortgage	845	43	225	1,217	349
Real estate construction	11	14	33	35	1,021
Commercial	218	190	235	1,232	1,160
Consumer	32	16	74	79	1,375
Foreign	2	—	—	22	45
Total recoveries on loans charged off	1,108	263	567	2,585	3,950
Net charge-offs	(1,019)	(3,706)	(6,017)	(6,771)	(21,093)
Provision for credit losses	(2,000)	—	—	(12,000)	13,300
Allowance for credit losses, end of period	$75,012	$78,031	$96,535	$75,012	$96,535

Annualized net charge-offs to average loans and leases	0.14%	0.52%	0.83%	0.31%	0.94%

(1) Applies only to non-covered loans and leases.

PACWEST BANCORP AND SUBSIDIARIES

ALLOWANCE FOR CREDIT LOSSES, NONPERFORMING

ASSETS AND CREDIT QUALITY RATIOS FOR

NON-COVERED LOANS AND LEASES

(Unaudited)

	September 30,	June 30,	December 31,
	2012	2012	2011
	(Dollars in thousands)
Allowance for loan and lease losses (1)	$69,142	$72,061	$85,313
Reserve for unfunded loan commitments (1)	5,870	5,970	8,470
Total allowance for credit losses	$75,012	$78,031	$93,783

Nonaccrual loans and leases (2)	$36,985	$52,763	$58,260
Other real estate owned (2)	37,333	41,742	48,412
Total nonperforming assets	$74,318	$94,505	$106,672

Performing restructured loans (1)	$112,834	$103,815	$116,791

Allowance for credit losses to loans and leases, net of unearned income	2.46%	2.74%	3.34%
Allowance for credit losses to nonaccrual loans and leases	202.8%	147.9%	161.0%
Nonperforming assets to loans and leases, net of unearned income, and other real estate owned	2.41%	3.27%	3.73%
Nonperforming assets to total assets	1.34%	1.78%	1.93%
Nonaccrual loans and leases to loans and leases, net of unearned income	1.21%	1.86%	2.07%

(1) Applies to non-covered loans.

(2) Excludes covered nonperforming assets.

PACWEST BANCORP AND SUBSIDIARIES

DEPOSITS

(Unaudited)

	September 30,	June 30,	December 31,
Deposit Category	2012	2012	2011
	(Dollars in thousands)
Noninterest-bearing demand deposits (1)	$2,006,996	$1,872,459	$1,685,799
Interest checking deposits	499,734	518,330	500,998
Money market deposits	1,262,406	1,174,915	1,265,282
Savings deposits	155,871	160,603	157,480
Total core deposits	3,925,007	3,726,307	3,609,559
Time deposits under $100,000	291,450	298,980	324,521
Time deposits of $100,000 and over	570,891	566,042	643,373
Total time deposits	862,341	865,022	967,894
Total deposits	$4,787,348	$4,591,329	$4,577,453

Noninterest-bearing demand deposits as a percentage of total deposits	42%	41%	37%
Core deposits as a percentage of total deposits	82%	81%	79%

(1)          The September 30, 2012 balance includes a $120 million deposit received at quarter-end.  Such funds were withdrawn in October 2012.

PACWEST BANCORP AND SUBSIDIARIES

TIME DEPOSITS

(Unaudited)

	September 30, 2012
	Time	Time
	Deposits	Deposits	Total
	Under	$100,000	Time
Maturity	$100,000	or More	Deposits	Rate
	(Dollars in thousands)
Due in three months or less	$61,420	$104,417	$165,837	0.33%
Due in over three months through six months	58,504	110,600	169,104	1.42%
Due in over six months through twelve months	100,075	198,550	298,625	1.57%
Due in over 12 months through 24 months	58,026	122,405	180,431	1.07%
Due in over 24 months	13,425	34,919	48,344	1.09%
Total	$291,450	$570,891	$862,341	1.17%

PACWEST BANCORP AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATIONS

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Adjusted Earnings Before Income Taxes	2012	2012	2011	2012	2011
	(In thousands)
Earnings before income taxes	$26,937	$25,970	$22,649	$61,028	$63,068
Plus: Total provision for credit losses	(2,141)	(271)	348	(8,486)	22,448
Non-covered OREO expense, net	1,883	130	2,293	3,834	5,296
Covered OREO expense, net	4,290	2,130	4,813	7,242	3,440
Other-than-temporary impairment loss on covered security	—	1,115	—	1,115	—
Acquisition and integration costs	2,101	871	—	2,997	—
Debt termination expense	—	—	—	22,598	—
Less: FDIC loss sharing income (expense), net	(367)	(102)	963	(4,048)	5,109
Adjusted earnings before income taxes	$33,437	$30,047	$29,140	$94,376	$89,143

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Adjusted Efficiency Ratio	2012	2012	2011	2012	2011
	(Dollars in thousands)
Noninterest expense	$51,657	$47,585	$48,587	$168,137	$136,524
Less: Non-covered OREO expense, net	1,883	130	2,293	3,834	5,296
Covered OREO expense, net	4,290	2,130	4,813	7,242	3,440
Acquisition and integration costs	2,101	871	—	2,997	—
Debt termination expense	—	—	—	22,598	—
Adjusted noninterest expense	$43,383	$44,454	$41,481	$131,466	$127,788

Net interest income	$70,771	$68,413	$64,441	$206,864	$198,868
Noninterest income	5,682	4,871	7,143	13,815	23,172
Net revenues	76,453	73,284	71,584	220,679	222,040
Less: FDIC loss sharing income (expense), net	(367)	(102)	963	(4,048)	5,109
Other-than-temporary impairment loss on covered security	—	(1,115)	—	(1,115)	—
Adjusted net revenues	$76,820	$74,501	$70,621	$225,842	$216,931

Base efficiency ratio (1)	67.6%	64.9%	67.9%	76.2%	61.5%
Adjusted efficiency ratio (2)	56.5%	59.7%	58.7%	58.2%	58.9%

(1)  Noninterest expense divided by net revenues.

(2)  Adjusted noninterest expense divided by adjusted net revenues.

PACWEST BANCORP AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATIONS

(Unaudited)

	September 30,	June 30,	December 31,
Tangible Common Equity	2012	2012	2011
	(Dollars in thousands)
PacWest Bancorp Consolidated:
Stockholders’ equity	$584,086	$565,648	$546,203
Less: Intangible assets	95,491	78,951	56,556
Tangible common equity	$488,595	$486,697	$489,647

Total assets	$5,538,502	$5,321,622	$5,528,237
Less: Intangible assets	95,491	78,951	56,556
Tangible assets	$5,443,011	$5,242,671	$5,471,681

Equity to assets ratio	10.55%	10.63%	9.88%
Tangible common equity ratio (1)	8.98%	9.28%	8.95%

Pacific Western Bank:
Stockholders’ equity	$660,693	$642,553	$625,494
Less: Intangible assets	95,491	78,951	56,556
Tangible common equity	$565,202	$563,602	$568,938

Total assets	$5,520,998	$5,305,170	$5,512,025
Less: Intangible assets	95,491	78,951	56,556
Tangible assets	$5,425,507	$5,226,219	$5,455,469

Equity to assets ratio	11.97%	12.11%	11.35%
Tangible common equity ratio (1)	10.42%	10.78%	10.43%

(1) Calculated as tangible common equity divided by tangible assets.

PACWEST BANCORP AND SUBSIDIARIES

EARNINGS PER SHARE CALCULATIONS

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2012	2012	2011	2012	2011
	(In thousands, except per share data)
Basic Earnings Per Share:
Net earnings	$16,088	$15,557	$13,304	$36,909	$36,821
Less: earnings allocated to unvested restricted stock (1)	(574)	(538)	(622)	(1,170)	(1,595)
Net earnings allocated to common shares	$15,514	$15,019	$12,682	$35,739	$35,226

Weighted-average basic shares and unvested restricted stock outstanding	37,413.2	37,359.2	37,257.4	37,352.4	37,101.3
Less: weighted-average unvested restricted stock outstanding	(1,712.8)	(1,669.2)	(1,768.9)	(1,678.8)	(1,629.8)
Weighted-average basic shares outstanding	35,700.4	35,690.0	35,488.5	35,673.6	35,471.5

Basic earnings per share	$0.43	$0.42	$0.36	$1.00	$0.99

Diluted Earnings Per Share:
Net earnings allocated to common shares	$15,514	$15,019	$12,682	$35,739	$35,226

Weighted-average diluted shares outstanding	35,700.4	35,690.0	35,488.5	35,673.6	35,471.5

Diluted earnings per share	$0.43	$0.42	$0.36	$1.00	$0.99

(1)          Represents cash dividends paid to holders of unvested restricted stock, net of estimated forfeitures, plus undistributed earnings amounts available to holders of unvested restricted stock, if any.

Contact information:

Matt Wagner, Chief Executive Officer, (310) 728-1020

Vic Santoro, Executive Vice President and CFO, (310) 728-1021